Exhibit 10.1

Oil-Dri Corporation of America
Annual Incentive Plan
(As Amended and Restated Effective August 1, 2006)

I.	Purpose

To provide eligible Salaried Employees with an annual incentive opportunity based on the potential contribution level of each position and to reward individuals for outstanding Company and individual performance, thereby allowing the Company to attract and retain the high quality of human resources needed to successfully operate its business.

II.	Definitions

A.

Base Salary means the regular base salary actually paid by the Company to a participant during the Fiscal Year while the participant was an active employee or on authorized leave of absence, subject to the following:

          (i)          The base salary for a participant on a military leave of absence granted under the Company’s military leave policy shall be adjusted to include the base salary which the participant would have received during the Fiscal Year had he or she not been on military leave;

          (ii)          The base salary for a participant on an authorized leave of absence, other than a military leave, who is receiving compensation from a third party on account of such authorized leave of absence (for example, payment from the Company’s workers’ compensation insurance carrier or a state disability insurance program) shall be adjusted to include up to three months, but no more than three months, of the base salary which the participant would have received during the Fiscal Year had he or she not been on authorized leave of absence.

Base Salary also includes overtime pay received by a participant who is not exempt from the overtime pay requirements of the Fair Labor Standards Act. Base Salary does not include:  Plan awards; other incentive awards or bonuses, whether short or long-term in nature; commissions; disability benefit payments or salary paid for a period exceeding three months while a participant is on an authorized leave of absence (or multiple leaves of absence), other than a military leave; imputed income from such programs as life insurance; or nonrecurring payments.  Base Salary is determined without regard to any reductions for such items as before-tax contributions under Sections 401(k), 125 and 129 (flexible benefit plan contributions, including FSAs), or 132 (qualified transportation expenses) of the Internal Revenue Code of 1986, as amended, or income deferred under a non-qualified deferred compensation plan sponsored by the Company, or similar reductions under the tax laws of other countries.

	B.	CEO means the Chief Executive Officer of the Company.

	C.	Compensation Committee means the Compensation Committee of the Company’s Board of Directors.

D.

Company means Oil-Dri Corporation of America and its subsidiaries participating in the Plan, as may be designated by the CEO from time to time, and their respective successors and legal representatives.

	E.	Corporate Financial Performance refers to the relationship between the Company’s designated performance targets and the achievement of, or failure to achieve, those targets.

F.

Executive Officers means the Company’s executive officers as defined in the Securities Exchange Act of 1934, as amended, and the rules thereunder, as well as the Company’s controller or other principal accounting officer.

	G	Fiscal Year means the Company’s Fiscal Year beginning August 1 and ending July 31.

	H.	Plan means the Oil-Dri Corporation of America Annual Incentive Plan as amended from time to time.

I.

Salaried Employee means a regular full- or part-time employee hired by the Company prior to July 1st of the Fiscal Year and paid on a salaried basis or paid on an hourly basis for clerical or professional duties.  The term does not include employees paid on an hourly basis for work which is not clerical or professional, temporary employees, interns, and individuals classified by the Company as independent contractors.

	J.	Special Performance refers to the relationship between an individual’s, department’s or division’s designated performance targets and the achievement of, or failure to achieve, those targets.

III.	Employees Covered By This Plan

This Plan covers, for any Fiscal Year, those Salaried Employees designated as participants by the CEO.  The CEO also shall be a participant in the Plan unless the Compensation Committee, due to its approval of an alternative short-term incentive arrangement or otherwise, determines that the CEO shall not be covered by the Plan for a particular Fiscal Year or particular Fiscal Years.

IV.	Performance Measures, Targets and Payout Ranges

The performance measures, targets and payout ranges used under the Plan for incentive purposes shall be established for each Fiscal Year based on the Company’s annual business plan.  The performance measures, targets and payout ranges shall be approved by the CEO.

V.	Role of Compensation Committee

A.

The Compensation Committee is responsible to set the compensation payable to the CEO, including compensation payable under the Plan; the CEO shall have no discretion to make adjustments to awards payable to himself under the Plan.

B.

The CEO is responsible to supervise compensation payable under the Plan and to exercise authority and discretion as specified in the Plan for all other employees, including the Executive Officers, except as specified below in sub-section C. and in the second paragraph of Section X.

C.

The Compensation Committee shall have the general authority to review and determine the reasonableness of the Target Bonus as a Percent of Base Salary, performance measures and payout ranges (and any changes thereto) under the Plan, as these relate to the total compensation of the Executive Officers.

VI.	Corporate Financial Performance Award

Up to 100% of a participant’s bonus opportunity may be based upon Corporate Financial Performance.

A participant in the Plan shall be entitled to a Corporate Financial Performance Award computed in accordance with the following formula:

Percent of Target Bonus Subject to Corporate Financial Performance	x	Target Bonus as a Percent of Base Salary	x	Percent of Corporate Financial Performance Bonus Earned	x	Base Salary	=	Corporate Financial Performance Award

Where:

	•	“Percent of Target Bonus Subject to Corporate Financial Performance” shall range from 0% to 100% and may vary from Fiscal Year to Fiscal Year.

	•	“Target Bonus as a Percent of Base Salary” is determined for the particular position or salary grade for each Fiscal Year.

•

“Target Bonus” is a participant’s Target Bonus as a Percent of Base Salary multiplied by the participant’s Base Salary.  If corporate target(s) and individual and/or departmental or divisional targets are achieved but not exceeded in a Fiscal Year, a participant’s combined Corporate Financial Performance Bonus, Special Performance Bonus and Executive Deferred Bonus will be 100% of Target Bonus, subject to the participant’s satisfaction of all requirements for entitlement and any adjustments made due to extraordinary circumstances or otherwise.

	•	“Base Salary” is defined in Section II A.

•

“Percent of Corporate Financial Performance Bonus Earned” ranges from 0% to 200% and is determined by the relationship of actual achievement to targeted achievement at the corporate level.  Actual achievement which is below the range of Corporate Financial Performance established for awards will result in no award based on that particular financial measure or combination of measures.  For actual performance within the established range of Corporate Financial Performance, a payout range (which may vary from 0% to 200% of Target Bonus) is established.  The relationship of actual achievement to the performance range will be determined based on guidelines established each year.

VII.	Special Performance Award

A participant may be eligible for an award dependent on Special Performance which may include or may be exclusively individual, departmental and/or divisional performance.  Participant eligibility for a Special Performance Award is determined by the CEO or his or her designee.  Up to 100% of a participant’s bonus opportunity may based upon Special Performance.

For each participant who is eligible for a Special Performance Award, individual, departmental and/or divisional goals shall be established for the Fiscal Year and communicated to the participant.  After the end of a Fiscal year, each participant’s achievement of such goals will be evaluated and a Special Objectives Achievement Percentage from 0% to 200% will be recommended, reflecting the achievement of the individual, departmental and/or divisional goals during such Fiscal Year.

A participant shall be entitled to a Special Performance Award computed as follows:

Percent of Target Bonus Subject to Special Performance	x	Target Bonus as a Percent of Base Salary	x	Percent of Special Objectives Earned	x	Base Salary	=	Special Performance Award

Where:

	•	“Percent of Bonus Subject to Special Performance” shall range from 0% to 100% and may vary from Fiscal year to Fiscal Year.

	•	“Target Bonus as a Percent of Base Salary” is determined for the particular position or salary grade each Fiscal Year

•

“Target Bonus” is a participant’s Target Bonus as a Percent of Salary multiplied by the participant’s Base Salary.  If corporate target(s) and individual and/or departmental or divisional goals are achieved but not exceeded in a Fiscal Year, a participant’s combined Corporate Financial Performance Bonus, Special Performance Bonus and Executive Deferred Bonus will be 100% of Target Bonus, subject to the participant’s satisfaction of all requirements for entitlement and any adjustments made due to extraordinary circumstances or otherwise.

	•	“Base Salary” is defined in Section II A.

•

“Percent of Special Objectives Earned “ is determined by the performance of the individual, department and/or division against established special goals.  The percent earned may also be dependent on established levels of Corporate Financial Performance.  The Percent of Special Objectives Earned may range from 0% to 200% if the Special Performance Bonus and the Corporate Financial Performance Bonus are independent of one another.  If the Special Performance Bonus and the Corporate Financial Performance Bonus are integrated, the Percent of Special Objectives Earned may be negative so that the total bonus earned may be as low as zero.

VIII.	Executive Deferred Bonus Award

Participant eligibility for an Executive Deferred Bonus Award is determined by the CEO or his or her designee.  Up to 100% of a participant’s bonus opportunity may be in the form of an Executive Deferred Bonus.  Payment of Executive Deferred Bonus Awards is deferred until the vesting date(s) established for each Fiscal Year’s award.

A participant in the Plan shall be entitled to an Executive Deferred Bonus Award computed in accordance with the following formula:

Percent of Target Bonus Payable as Executive Deferred Bonus	x	Target Bonus as a Percent of Base Salary	x	Percent of Executive Deferred Bonus Earned	x	Base Salary	=	Executive Deferred Bonus Award

Where:

•	“Percent of Target Bonus Payable as Executive Deferred Bonus” shall range from 0% to 100% and may vary from Fiscal Year to Fiscal Year.

•	“Target Bonus as a Percent of Base Salary” is determined for the particular position or salary grade for each Fiscal Year.

•

“Target Bonus” is a participant’s Target Bonus as a Percent of Salary multiplied by the participant’s Base Salary.  If corporate target(s) and individual and/or departmental or divisional goals are achieved but not exceeded in a Fiscal Year, a participant’s combined Corporate Financial Performance Bonus, Special Performance Bonus and Executive Deferred Bonus will be 100% of Target Bonus, subject to the participant’s satisfaction of all requirements for entitlement and any adjustments made due to extraordinary circumstances or otherwise.

•	“Base Salary” is defined in Section II A.

•

“Percent of Executive Deferred Bonus Earned” ranges from 0% to 200% and is determined by the relationship of actual achievement to targeted achievement of established goals.  Goals may be Corporate Financial Performance goals, special performance goals for the participant and/or the participant’s department or division or a combination of Corporate Financial Performance and special performance goals.  A specific level of Corporate Financial Performance may be required before any Executive Deferred Bonus can be awarded.  For actual performance within the established goals, a payout range (which may vary from 0% to 200% of Target Bonus) is established. The CEO has complete discretion to adjust individual awards downward or upward, depending on the participant’s individual performance and/or the performance of the participant’s department or division.  The relationship of actual achievement to the performance range will be determined based on guidelines established each year.

Accounts and Interest:

•	The Company shall establish a bookkeeping account for each participant reflecting Executive Deferred Bonus Awards and any distributions to the participant, together with any adjustments for earnings.

•	Until distributed, Executive Deferred Bonus Awards shall earn interest at a rate equal to the Company’s long-term borrowing cost plus one percent.

•

The Company shall provide each participant as soon as practicable after the end of each Fiscal Year with a statement of his or her account as of the last business day of the Fiscal Year, reflecting the amounts of Executive Deferred Bonus awarded, interest, and distributions of such account since the prior statement.

Payout of Executive Deferred Bonus Awards:

•

Executive Deferred Bonus Awards shall vest (become payable) according to the vesting schedule established for each Fiscal Year.  Awards shall be paid as soon as administratively practicable after they vest but in no event later than March 15th of the calendar year following the calendar year in which they vest.

•

Except as specified below, no Executive Deferred Bonus Award shall be paid to any participant who is not employed by the Company on the date the award vests.  However, awards shall be immediately 100% vested and immediately payable except as otherwise indicated below if the participant:

• Dies;

•

Retires and (1) he or she is eligible for an immediate benefit under a Company sponsored defined benefit pension plan and (2) his or her age plus years of service on the date of retirement equals at least 80; provided, however, that if the participant is a “specified employee” (as defined in proposed Treasury Regulation section 1.409A-1(i), as such regulation may subsequently be finalized), such award shall not be payable until six months and one day following the date of such participant’s “separation from service” (as defined in proposed Treasury Regulation section 1.409A-1(h), as such regulation may subsequently be finalized.)  A termination for cause or for poor performance will not be considered a retirement regardless of the age or years of service of the participant;

• Becomes permanently disabled as defined under the Company’s long-term disability plan.

In addition, awards shall be immediately 100% vested and payable upon a change in control of the Company as defined in the Company’s 2006 Long Term Incentive Plan or any successor plan thereto.

IX.	Individual Discretionary Adjustment

The CEO may at his or her sole discretion increase or decrease any participant’s Percent of Corporate Financial Performance Bonus Earned by up to 25 points, provided that:  (a) the Company achieves the minimum level of performance necessary to achieve an award for Corporate Financial Performance; (b) the combination of any Corporate Financial Performance, Special Performance and Executive Deferred Bonus Award(s) after giving effect to the individual discretionary adjustment would not exceed 200% of the participant’s Target Bonus; and (c) any such increases or decreases will not increase or decrease the total dollar amount of awards earned under the Plan by all participants.  For example, if, per the Corporate Financial Performance measure(s), 75% of the Corporate Financial Performance Bonus has been earned, the CEO may adjust a participant’s Percent of Corporate Financial Performance Bonus Earned to as little as 50% or as much as 100%.

X.	Changes to Target and Other Adjustments

The  CEO may at any time prior to the final determination of awards, change the performance measures, targets and payout ranges used for incentive purposes if, in the judgment of the CEO, such change is desirable in the interest of equitable treatment of the participants and the Company as a result of extraordinary or nonrecurring events, changes in applicable accounting rules or principles, changes in the Company’s methods of accounting, changes in applicable law, changes due to consolidation, acquisitions, reorganization, stock split or stock dividends, combination of shares or other changes in the Company’s corporate structure or shares, significant, unanticipated changes in general economic or market conditions, or any other change in circumstances or event.

Further, the CEO may at his or her discretion adjust, upward or downward, any award otherwise payable under the Plan, provided that after such adjustment the total of all awards to the participant under the Plan would not exceed 200% of the participant’s Target Bonus and further provided that any such adjustment of an award to the CEO shall be determined by the Compensation Committee and any such adjustment of an award to an Executive Officer shall be reviewed for reasonableness by the Compensation Committee.

Further, the Compensation Committee may, for a specific Fiscal Year or Fiscal Years, grant to the CEO discretionary authority to make adjustments, including adjustments in addition to those stated in the Plan, to the performance measure(s), targets and payout ranges, or awards to individual participants including the Executive Officers, provided that in no event will the CEO be granted authority to make total awards under the Plan to any participant which exceed 200% of the participant’s Target Bonus.

XI.	Computation and Disbursement of Awards

As soon as administratively practicable after the close of a Fiscal Year, the CEO or his or her designee will review and approve for each participant a final Corporate Financial Performance Award;  a Special Objectives Achievement Percentage and Special Performance Award, if any; an Executive Deferred Bonus Award, if any; and an Individual Discretionary Award, if any.  Payment of the awards shall be made thereafter.  All payments of awards shall be subject to applicable payroll taxes and withholding.

XII.	Partial Awards

A participant who is not an active employee for the entire Fiscal Year shall be entitled to payment of a partial award computed in accordance with Sections VI, VII, VIII and IX and based on Base Salary for the Fiscal Year if, prior to the end of such Fiscal Year, the participant:

	•	Dies;

•

Retires at or after age 55 with at least 10 years of service or at or after age 60 with at least five years of service.  A termination for cause or for poor performance will not be considered a retirement regardless of the age or years of service of the participant;

	•	Becomes permanently disabled as defined under the Company’s long-term disability plan;

	•	Transfers to a position not eligible for participation in the Plan;

	•	Enters active duty military service in the Armed Forces of the United States;

	•	Takes an approved leave of absence,

provided that the participant was an active employee for a minimum of three consecutive calendar months during such Fiscal Year.  Such partial awards shall be paid when payments of awards for such Fiscal Year are made, or such earlier date as may be approved by the CEO.

An employee who is hired as a Salaried Employee during the first eleven months of a Fiscal Year, who is designated as eligible to participate, and who is employed through the end of such Fiscal Year shall be eligible for an award based on his or her Base Salary during such Fiscal Year while eligible to participate.  An employee who is transferred during a Fiscal Year to a position as a Salaried Employee eligible to participant in the Plan from another position with the Company or its subsidiaries and who is employed through the end of such Fiscal Year shall be eligible for an award based on his or her Base Salary during such Fiscal Year while eligible to participate, regardless of when the transfer takes place.

No partial award shall be payable under any circumstances other than those described in this Section, except with the express approval of the CEO.

XIII.	Employment on Payment Date Requirement

Except as specified in Sections VIII and XII above, no award shall be payable to any participant who is not employed by the Company on the date payment of awards for the Fiscal Year being paid is made, except with the express approval of the CEO.

XIV.	Administration

This Plan shall be administered by the Human Resources Department of the Company, subject to the control and supervision of the CEO.  The CEO shall have discretionary authority to construe and interpret the Plan and decide all cases of eligibility and entitlement to benefits.  Such determinations shall be final and binding.

XV.	No Employment Contract or Obligation to Continue Plan

Participation in this Plan shall not confer upon any participant any right to continue in the employ of the Company nor interfere in any way with the right of the Company to terminate any participant’s employment at any time.  The Company is under no obligation to continue the Plan in future Fiscal Years.

XVI.	Amendment or Termination

The Company may at any time (a) amend, alter or modify the provisions of this Plan, (b) terminate this Plan, or (c) terminate the participation of a group of employees in this Plan provided, however, that in the event of termination of this Plan or a termination of the participation of a group of employees without cause, the Company shall provide partial awards to the affected participants for the portion of the Fiscal Year during which such employees were participants in this Plan, in a manner which the Company, in its sole judgment, determines to be equitable to such participants and the Company.

XVII.	General Provisions

A.

No rights under this Plan shall be assignable, either voluntarily or involuntarily by way of encumbrance, pledge, attachment, levy or charge of any nature (except as may be required by state or federal law).

B.

Nothing in this Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an award.  No participant, beneficiary or other person shall have any right, title or interest in any amount awarded under the Plan prior to the payment of such award, or in any property of the Company or its affiliates.